Exhibit 99.1

Abstract to be presented at the ASPET Annual Meeting at Experimental Biology on April 27 to April 30, 2021

Title: REL-1017 (esmethadone) did not produce initial or cumulative neurotoxic effects or other evidence of damage to cortical neurons

The objective of this study was to determine if Olney’s lesions are induced by REL-1017 administered once daily via oral gavage for 1-4 days to Sprague-Dawley (SD) rats.

Olney’s lesion is a characteristic vacuolization which can be seen by light microscopy in H&E stained brain sections in neurons of rats. These lesions are mainly observed in the posterior cingulate and retro-splenial cortices after administration of NMDAR antagonists, including MK-801, ketamine and dextromethorphan at 1 mg/kg, 40 mg/kg and 75 mg/kg, respectively.

The brains of animals treated with REL-1017 up to 110 mg/kg/day did not show the microscopic features of Olney’s lesions.

Our data indicated that administration of the uncompetitive NMDAR channel blocker REL-1017 produced neither initial nor cumulative neurotoxic effects or other evidence of damage to cortical neurons.

Abstracts accepted for the 83rd Annual Scientific Virtual Meeting of College on Problems of Drug Dependence (CPDD) on June 21 to June 24 2021

Title: REL-1017 (esmethadone) Showed No Reinforcing Properties Compared to Oxycodone in Rat Self-Administration Study- Relmada Study 022

The purpose of this study was to evaluate the potential reinforcing effects of REL-1017 compared to oxycodone in an intravenous (IV) rat self-administration study. REL-1017 did not produce reinforcing effects in this study.

Title: REL-1017 (esmethadone) Demonstrates No Withdrawal Effects or Evidence of Physical Dependence in a Rat Study- Relmada Study 023

We assessed the potential of REL-1017 to produce physical dependence and signs of withdrawal. The active comparators were morphine and ketamine. REL-1017 produced no evidence of physical dependence or withdrawal syndrome.

Results from studies 022 and 023 are consistent with the conclusion that REL-1017 differs substantially from methadone in its pharmacology and abuse potential.